                                    EXHIBIT 11.1

                            TRIANGLE PHARMACEUTICALS, INC.
                            (A DEVELOPMENT STAGE COMPANY)
          COMPUTATION OF NET LOSS PER SHARE AND PRO FORMA NET LOSS PER SHARE
                                     (UNAUDITED)

                                    THREE MONTHS    NINE MONTHS     THREE MONTHS    NINE MONTHS
                                       ENDED           ENDED           ENDED           ENDED
                                    SEPTEMBER 30,   SEPTEMBER 30,   SEPTEMBER 30,   SEPTEMBER 30,
                                    -------------   -------------   -------------   -------------
                                      1996 (1)        1996 (1)        1997 (2)        1997 (2)
                                    -------------   -------------   -------------   -------------
Historical weighted average
 shares...........................                                    19,988,451     18,554,524
Pro forma historical weighted
average shares outstanding........    4,107,643       4,925,945               --             --
 Series A preferred stock,
 convertible to Common Stock at
 consummation of the initial
 public offering..................    5,231,671       5,231,671               --             --
Series B preferred stock,
 convertible to Common Stock at
 consummation of the initial
 public offering..................    3,706,234       3,706,234               --             --
Common stock equivalents for
 preferred stock warrants
 outstanding......................           --              --               --             --
Common stock equivalents for
 options outstanding..............           --              --               --             --
                                    -----------     -----------     ------------   ------------
Shares used in computing pro
 forma net loss per share.........   13,045,548      13,863,850       19,988,451     18,554,524
                                    -----------     -----------     ------------   ------------
                                    -----------     -----------     ------------   ------------

Net Loss..........................  $(2,538,859)    $(8,038,277)    $(18,214,006)  $(27,374,905)
                                    -----------     -----------     ------------   ------------
                                    -----------     -----------     ------------   ------------

Pro forma net loss per share......  $     (0.19)    $     (0.58)    $      (0.91)  $      (1.48)
                                    -----------     -----------     ------------   ------------
                                    -----------     -----------     ------------   ------------

    (1) Weighted average common stock outstanding during the period including all common stock issued at prices below the public offering price during the twelve month period preceding the offering as if it was outstanding at inception (July 12, 1995). Issuance of convertible preferred stock, preferred stock warrants and common stock options at prices below the public offering price during the twelve month period preceding the offering have been included as common stock equivalent as if they had been issued as common stock as of July 12, 1995.

    (2) The weighted average shares outstanding used in the calculation of net loss per share do not include common stock equivalents because they have the effect of reducing net loss per share.